EXHIBIT 10.4

CERTAIN COMPENSATION ARRANGEMENTS WITH

DIRECTORS AND NAMED EXECUTIVE OFFICERS FOR 2005

Directors

All of our non-employee directors receive an annual fee for their services of $32,500 and an annual grant of phantom stock, awarded under our Equity Compensation Plan, equal to $97,500 based on the closing price of our common stock on the date the annual grant is made. The phantom stock awards vest and are payable in shares of common stock upon departure from the board. Each non-employee director also receives a $2,000 fee for each board meeting attended and a $2,000 fee for each committee meeting attended. In addition to the foregoing, our Lead Director receives an annual fee of $30,000, the chairperson of the Audit and Risk Management Committee receives an annual fee of $10,000, the chairperson of the Compensation and Human Resources Committee receives an annual fee of $7,500, and the chairpersons of the Executive, Governance and Investment Committees each receive an annual fee of $5,000, for serving as chairperson. Herbert Wender, our Lead Director, also received 2,000 shares of phantom stock in 2005 as compensation for his efforts related to Radian’s CEO transition. Directors who are our employees do not receive additional compensation for their service as directors. Radian requires each director to maintain a minimum direct investment in Radian common stock equal to $350,000, on or before the later of January 1, 2007 or four years from the date that a director’s service on the board begins.

Named Executive Officers

Named Executive Officer	2004 Bonus		2005 Base Salary	2005 Target Bonus (1)	Target Performance Shares under Performance Share Plan (2)	Stock Options Awarded (3)
Frank P. Filipps	$2,700,000	(4)	(5)	(5)	N/A	N/A
Martin Kamarck	$500,000		$455,000	$682,500	8,800	20,800
Roy J. Kasmar	$615,000		$455,000	$682,500	8,800	20,800
C. Robert Quint	$455,000		$335,000	$418,750	5,400	12,700
Howard S. Yaruss	$355,000		$278,000	$347,500	4,000	9,500

(1)	Subject to adjustment prior to payment after the conclusion of 2005.
(2)	For the performance period that began January 1, 2005 and ends December 31, 2007. The performance shares are denominated in shares of Radian common stock and are payable in stock at between 0% and 200% of the target amount depending upon a combination of Radian’s growth of earnings per share, growth of adjusted book value and return on equity over the performance period, both on an absolute basis and as compared to a peer group.
(3)	Vest ratably over a four year period beginning one year after the grant date and expire seven years after the grant date. The exercise price of the options is $48.39, the closing price of Radian’s common stock on the February 8, 2005 grant date.
(4)	Consists of $1,350,000 in cash and $1,350,000 in phantom stock that is payable one year after the February 8, 2005 grant date.
(5)	Pursuant to his retirement agreement, Mr. Filipps is entitled to base salary payments of $60,417 per month through his retirement date, which is expected to occur on or before June 30, 2005. He also is entitled to a cash bonus for 2005 at an annual rate of $1,450,000 prorated for the length of service in 2005 before the retirement date and payable when 2005 bonuses are otherwise paid to executives generally. The retirement agreement also provides for additional payments following retirement as described in Radian’s Current Report on Form 8-K dated November 22, 2004 and filed on November 24, 2004.